Exhibit 99.5

Consent to Reference in Registration Statement

In connection with the filing by Axcelis Technologies Inc. (“Axcelis”) of the Registration Statement on Form S-4 (the “Registration Statement”) with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in such Registration Statement, and any all amendments and supplements thereto, as a future member of the board of directors of Axcelis, such appointment to commence as of the effective time of the merger described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 23, 2025

/s/ Lena Nicolaides, Ph.D.
Name: Lena Nicolaides, Ph.D.